Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vicon Industries, Inc.
Edgewood, New York
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4, filed pursuant to rule 462(b) of the Securities Act of 1933, of our report dated December 30, 2013 relating to the consolidated financial statements of Vicon Industries, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, and incorporated by reference in the registration statement on Form S-4, as amended (File No. 333-196386).

/s/ BDO USA, LLP

Melville, New York
August 28, 2014